Exhibit 99.1

CF CORPORATION

PRO FORMA BALANCE SHEET

	As of	Pro Forma
	May 25, 2016	Adjustments		As Adjusted
		(unaudited)		(unaudited)
Assets
Current assets:
Cash	$1,951,903	$1,800,000	c	$1,951,903
		(1,800,000)	b
Prepaid expenses	20,100	-		20,100
Total current assets	1,972,003	-		1,972,003
Cash and cash equivalents held in Trust Account	600,000,000	90,000,000	a	690,000,000
Total Assets	$601,972,003	$90,000,000		$691,972,003

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$795,917	-		$795,917
Due to related parties	225,733	-		225,733
Total current liabilities	1,021,650	-		1,021,650
Accrued legal costs	983,478	-		983,478
Deferred underwriting and placement agent fees	41,400,000	3,150,000	e	44,550,000
Total Liabilities	43,405,128	3,150,000		46,555,128

Commitments
Class A ordinary shares, $0.0001 par value; 55,356,687 and 64,041,687 shares subject to possible redemption, actual and as adjusted	553,566,870	90,000,000	a	640,416,870
		(3,150,000)	d
Shareholders' Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 4,643,313 shares issued and outstanding and 4,958,313 as adjusted (excluding 55,356,687 and 64,041,687 shares, actual and as adjusted, subject to possible redemption)	464	32	e	496
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 15,000,000 shares issued and outstanding	1,500	-		1,500
Additional paid-in capital	5,527,822	(1,800,000)	b	5,527,790
		1,800,000	c
		3,149,968	d
		(3,150,000)	e
Accumulated deficit	(529,781)	-		(529,781)
Total Shareholders' Equity	5,000,005	-		5,000,005
Total Liabilities and Shareholders' Equity	$601,972,003	$90,000,000		$691,972,003

See accompanying note to pro forma balance sheet

F-1

CF CORPORATION

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of May 25, 2016, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on June 29, 2016 as described below.

On June 29, 2016, the Company consummated the closing of the sale of 9,000,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating an additional gross proceeds of $90 million and incurred additional offering cost of $1.8 million in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 1,800,000 Private Placement Warrants to the Sponsor, generating gross proceeds of $1.8 million. Additional underwriting fees of $3.15 million were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry
a.	Cash held in Trust Account	90,000,000
	Common stock subject to possible redemption		90,000,000
	To record sale of 9,000,000 Overallotment Units at $10.00 per Unit
b.	Additional paid-in capital	1,800,000
	Cash		1,800,000
	To record payment of 2% of cash underwriting fee on overallotment option
c.	Cash	1,800,000
	Additional paid-in capital		1,800,000
	To record sale of 1,800,000 Private Placement Warrants at $1.00 per warrant
d.	Additional paid-in capital	3,150,000
	Deferred underwriting fees		3,150,000
	To record the liability for deferred underwriting fees on overallotment option
e.	Common stock subject to possible redemption	3,150,000
	Class A ordinary shares		32
	Additional paid-in capital		3,149,968
	To restore total equity above $5,000,001

F-2